                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ]  Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                              ITT INDUSTRIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

1    9    9    8








                     NOTICE OF ANNUAL MEETING


                                    AND PROXY STATEMENT













                                                          ITT Industries Logo

[ITT Industries Logo]

       AUTOMOTIVE
       DEFENSE & ELECTRONICS
       FLUID TECHNOLOGY

                                                         TRAVIS ENGEN
                                                         CHAIRMAN, PRESIDENT AND
                                                         CHIEF EXECUTIVE


                                                                  March 27, 1998

Dear Fellow Shareholders:

The Annual Meeting of ITT Industries, Inc. will be held at 10:30 a.m. on Thursday, May 14, 1998 at Reid Hall, Manhattanville College, 2900 Purchase Street, Purchase, New York.

The 1998 Annual Meeting will be devoted to: (1) the election of Directors of the Company who will hold office until the next Annual Meeting, and (2) the ratification of the appointment of Arthur Andersen LLP as the Company's independent auditors for 1998.

Your vote is very important! Be sure that your shares are represented, whether or not you plan to attend the Annual Meeting in person. If your ITT Industries shares are registered in your name, you may vote your shares by completing, signing and mailing your proxy card in the enclosed postage paid envelope. If your shares are held in the name of your broker, bank or other record holder, the record holder will instruct you how to vote those shares.

The Company's Annual Report, which is being sent to you along with the accompanying Proxy Statement, contains information about the Company's businesses and the Company's financial performance.

Be sure to visit ITT Industries' web site at http://www.ittind.com for news about the Company, or call 1-800-IIN-INFO.

                                          Very truly yours,

                                          /s/ Travis Engen

[ITT Industries Logo]

       AUTOMOTIVE
       DEFENSE & ELECTRONICS
       FLUID TECHNOLOGY

                                                                  March 27, 1998

NOTICE OF 1998 ANNUAL MEETING

The 1998 Annual Meeting of Shareholders of ITT Industries, Inc. will be held on Thursday, May 14, 1998 at 10:30 a.m., local time, at Reid Hall, Manhattanville College, 2900 Purchase Street, Purchase, New York.

Shareholders of record at the close of business on March 16, 1998 are entitled to vote at the meeting.

At the meeting, shareholders will be asked to act on the following two matters:

          - Election of nine Directors of the Company.

          - Ratification of the appointment of Arthur Andersen LLP as the Company's independent auditors for 1998.

                                          /s/ Gwenn L. Carr

                                          Gwenn L. Carr
                                          Vice President and Secretary

PROXY STATEMENT TABLE OF CONTENTS

Information about Voting....................................    1
  Record Date...............................................    1
  Quorum....................................................    1
  Proxy Voting..............................................    1
  Voting by Savings Plan Participants.......................    1
  Votes Required to Elect the Directors or Approve a
     Proposal...............................................    1
  Inspectors of Election and Confidential Voting............    1
Proposal No. 1: Election of Directors.......................    2
  Information About the Board of Directors and Board
     Committees.............................................    6
  Compensation of Directors.................................    7
Proposal No. 2: Ratification of Appointment of Independent
  Auditors..................................................    8
Executive Compensation......................................    9
  Report of the ITT Industries Compensation and Personnel
     Committee..............................................    9
  Performance Graph.........................................   12
  Summary Compensation Table................................   13
  Option Grants to ITT Industries Executive Officers in Last
     Fiscal Year............................................   14
  Aggregated Option Exercises in the Last Fiscal Year and
     Fiscal Year-End Option Values..........................   14
  Long-Term Incentive Plan..................................   15
Security Ownership of Directors and Executive Officers......   16
Security Ownership of Certain Beneficial Owners.............   17
Employment Agreement and Benefit Programs...................   17
Deadline for Submitting Shareholder Proposals...............   20
Solicitation of Proxies.....................................   20

[ITT Industries Logo]
        AUTOMOTIVE
       DEFENSE & ELECTRONICS
       FLUID TECHNOLOGY

                                                          ITT INDUSTRIES, INC.
                                                          4 WEST RED OAK LANE
                                                          WHITE PLAINS, NY 10604


PROXY STATEMENT

This proxy statement is furnished to shareholders of ITT Industries, Inc. in connection with the solicitation of proxies by the Board of Directors for the 1998 Annual Meeting. Proxy materials, including this proxy statement and a proxy card, are scheduled to be mailed to shareholders on or about March 27, 1998.
                            ------------------------

INFORMATION ABOUT VOTING

RECORD DATE. The Record Date for the 1998 Annual Meeting is March 16, 1998. As of the Record Date, 118,452,593 shares of ITT Industries Common Stock were outstanding, each of which is entitled to one vote on each matter to be voted upon at the Annual Meeting.

QUORUM. The presence at the Annual Meeting, in person or by proxy, of shareholders holding a majority of the shares outstanding as of the Record Date will constitute a quorum.

PROXY VOTING. If you mark your voting instructions on your proxy card and sign and return it, the proxies, who are identified on the proxy card, will vote your shares as you instruct. If you sign and return your proxy card, but do not specify how your shares are to be voted, the proxies will vote your shares for the election of the nine Director nominees and for the ratification of Arthur Andersen LLP as the Company's independent auditors for 1998.

Other than the election of Directors and the ratification of the appointment of auditors, the Board of Directors does not know of any other matter that may be presented at the meeting. By signing and returning your proxy card you authorize the proxies to exercise their discretion in voting on any other matter that may be presented for a vote.

You may revoke your proxy at any time before it is voted by delivering to the Secretary of ITT Industries a written revocation notice, by submitting a subsequent valid proxy card, or by voting in person at the Annual Meeting.

VOTING BY SAVINGS PLAN PARTICIPANTS. If you participate in the ITT Industries Investment and Savings Plan for Salaried Employees, or a savings plan for hourly employees of certain businesses of ITT Industries, the trustee for your plan will provide you with a proxy representing the shares you are entitled to vote under the plan.

VOTES REQUIRED TO ELECT THE DIRECTORS OR APPROVE A PROPOSAL. The nine persons who receive the highest number of votes will be elected the Directors of the Company. Any other matter properly presented for a vote at the Annual Meeting will be approved if the number of shares voted in favor exceeds the number of shares voted in opposition.

Abstentions and broker non-votes will be counted for purposes of determining whether there is a quorum but will not be counted as votes cast for or against a particular proposal. Abstentions and broker non-votes therefore will have no effect in determining the outcome of the vote on a particular matter.

INSPECTORS OF ELECTION AND CONFIDENTIAL VOTING. The Board of Directors has appointed representatives of CT Corporation System to act as Inspectors of Election for the 1998 Annual Meeting. The Company's By-laws provide that the Inspectors of Election shall monitor and certify compliance with the Company's confidential proxy voting policy.

1. ELECTION OF DIRECTORS

At the 1998 Annual Meeting, nine Directors will be elected to hold office until the 1999 Annual Meeting and until their successors have been elected and qualified. The Board of Directors has no reason to believe that any of the nominees will be disqualified or unable or unwilling to serve if elected. However, if any nominee is unable to serve for any reason, the proxies may exercise their discretion to vote for such other person as the current Directors may recommend to fill the vacancy, or the Directors may reduce the size of the Board.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE FOLLOWING NINE NOMINEES, ALL OF WHOM ARE CURRENTLY SERVING AS DIRECTORS OF ITT
INDUSTRIES:

Engen photo                  TRAVIS ENGEN
                             Chairman, President and Chief Executive of ITT Industries,
                             Inc.

Mr. Engen, 53, has been chairman, president and chief executive of ITT Industries since December 1995. From January 1991 through December 19, 1995, he was an executive vice president of ITT Corporation, the corporate predecessor of ITT Industries. From 1987 until January 1991, he was a senior vice president of ITT Corporation and chief executive officer of ITT Defense, Inc. Mr. Engen is a director of Lyondell Petrochemical Company and of Alcan Aluminium Limited. He is a member of The Business Roundtable and the Manufacturers Alliance Board of Trustees. He also is a director of Fundacion Chile, a non-profit research organization in Chile. Mr. Engen has a BS degree in Aeronautics and Astronautics from the Massachusetts Institute of Technology.

Mr. Engen has been a Director of ITT Industries since December 1995. He is the chairman of the Capital Committee.

Araskog photo                RAND V. ARASKOG
                             Retired Chairman and Chief Executive of ITT Corporation,
                             a hotel, gaming, entertainment and information services
                             company

Mr. Araskog, 66, was chairman and chief executive of ITT Corporation from December 1995 until March 1998. Previously he had served as the chief executive of the corporate predecessor of ITT Industries from 1979 and as its chairman from 1980. He is a director of Hartford Financial Services Group, Inc., ITT Educational Services, Inc., Alcatel Alsthom of France, Dow Jones & Company, Inc., Rayonier Inc., and Shell Oil Company. Mr. Araskog is a member of The Business Council and The Business Roundtable. He is a graduate of the U.S. Military Academy at West Point and attended the Harvard Graduate School of Arts and Sciences.

Mr. Araskog has been a Director of ITT Industries or its predecessor since 1977. He is a member of the Capital Committee.

Burnett photo                ROBERT A. BURNETT
                             Retired Chairman and Chief Executive Officer of Meredith
                             Corporation,
                             a diversified media company

Mr. Burnett, 70, served as chairman of Meredith Corporation from 1988 until his retirement in 1992. He served as president and chief executive officer from 1977 and relinquished the latter office in 1989. He is a director of Hartford Financial Services Group, Inc., and Whirlpool Corporation. He is a member of the Board of Trustees of Grinnell College, Grinnell, Iowa. He also is a director of the Greater Des Moines Committee and the Des Moines Art Center. Mr. Burnett has a BA degree in economics from the University of Missouri.

Mr. Burnett has been a Director of ITT Industries or its predecessor since 1985. He is a member of the Capital, Corporate Responsibility and Nominating and Governance Committees. He also is the chairman of the Compensation and Personnel Committee.

Crawford photo               CURTIS J. CRAWFORD
                             President and Chief Executive Officer of Zilog Inc.,
                             a manufacturer of integrated circuits

Mr. Crawford, 50, has been president and CEO of Zilog Inc. since mid-February 1998. From 1993 until he joined Zilog Inc., he had been president of Microelectronics, a unit of Lucent Technologies, Inc. From 1991 to 1993, he was vice president and co-chief executive officer of Microelectronics. From 1988 to 1991, Mr. Crawford was vice president of sales, service and support at AT&T Computer Systems. From 1973 to 1988, he held various positions at International Business Machines. He was vice president of marketing for the National Distribution Division of IBM from 1986 to 1988. Mr. Crawford is a director of Lyondell Petrochemical Company, chairman of the board of i-STAT Corporation and he has been nominated for election as a director of Dupont Corporation. Mr. Crawford has an MA degree from Governors State University and an MBA from DePaul University. He was awarded an honorary doctorate by Governors State University in 1996.

Mr. Crawford has been a Director of ITT Industries since February 1996. He is a member of the Audit, Capital and Compensation and Personnel Committees. He is the chairman of the Corporate Responsibility Committee.

David-Weil photo             MICHEL DAVID-WEILL
                             Chairman and Chief Executive of Lazard Freres & Co. LLC,
                             investment bankers

Mr. David-Weill, 65, has been chairman and chief executive of Lazard Freres & Co. LLC since May 1, 1995 when Lazard Freres & Co., of which he had been Senior Partner since 1977, was restructured and its name changed. He became a partner in Lazard Freres & Co., New York, in 1961, where he served until 1965. In 1965 he became a partner of Lazard Freres & Cie., Paris, and a director of Lazard Brothers & Co. Limited, London. Mr. David-Weill is a director of a number of corporations, including Groupe Danone and Publicis S.A. in France, Instituto Finanziario Industriale S.p.A. in Italy, Pearson plc in England, The Dannon Company, Inc. and the New York Stock Exchange, Inc. in the United States, as well as other companies of which Lazard Freres & Cie., Paris, or one of its affiliates, is the principal shareholder. He graduated from the Institut des Sciences Politiques, Paris, France.

Mr. David-Weill has been a Director of ITT Industries or its predecessor since 1981. He is a member of the Capital Committee.

Gilbert photo                S. PARKER GILBERT
                             Former Chairman, Morgan Stanley Group Inc.,
                             investment bankers

Mr. Gilbert, 64, retired in 1990 from Morgan Stanley Group Inc., where he served as chairman from 1984. From 1990 to 1997, he was chairman of Morgan Stanley Advisory Board. Mr. Gilbert joined Morgan Stanley in 1960, was elected a partner in 1969, a managing director in 1970, and president in 1983. Mr. Gilbert is a director of Burlington Resources Inc., and Taubman Centers, Inc. He is president, Board of Trustees of the Pierpont Morgan Library, and a member of the Board of Trustees of the Metropolitan Museum of Art and the Alfred P. Sloan Foundation. He is a director of the Josiah H. Macy Foundation. Mr. Gilbert is a graduate of Yale University.

Mr. Gilbert has been a Director of ITT Industries or its predecessor since 1991. He is a member of the Capital Committee and chairman of the Audit Committee.

[Gold photo]                 CHRISTINA A. GOLD
                             President and CEO of The Beaconsfield Group, Inc.,
                             a global business advisor

Mrs. Gold, 50, was executive vice president, global direct selling development of Avon Products, Inc. from February 1997 to March 1998. Previously she had been senior vice president of Avon Products and president of Avon North America from 1993 to 1997. From 1989 to 1993, Mrs. Gold was president of Avon Canada. Mrs. Gold is a director of the Conference Board, Inc. of Canada and Vice Chairman and a Trustee of the Conference Board, Inc. in New York. She is a member of the Advisory Council of Carleton University and a member of the board of the Direct Selling Education Foundation. Mrs. Gold is a graduate of Carleton University, Ottawa.

Mrs. Gold was elected a Director of ITT Industries in December 1997. She is a member of the Capital and Corporate Responsibility Committees.

[Meyer photo]                EDWARD C. MEYER
                             Chairman of Mitretek Systems,
                             a professional and technical services provider

General Meyer, 69, retired in 1983 as chief of staff of the United States Army. He is a director of FMC Corporation, the Brown Group, Aegon U.S.A., and GRC International. He is a managing partner of Cilluffo Associates Limited Partnership, chairman of Mitretek, a trustee of the George C. Marshall Foundation, and a board member of the Smith Richardson Foundation. He is president of the Army Emergency Relief Association and a member of the Board of Overseers of the Hoover Institution and the Board of Advisors of the Center for Strategic and International Studies. General Meyer received a BS degree in engineering from the U.S. Military Academy at West Point and an MS degree in international affairs from George Washington University.

General Meyer has been a Director of ITT Industries or its predecessor since 1986. He is a member of the Capital and Compensation and Personnel Committees. He is chairman of the Nominating and Governance Committee.

Taurel photo                 SIDNEY TAUREL
                             President, Eli Lilly and Company,
                             a pharmaceutical company

Mr. Taurel, 49, has been president and chief operating officer of Eli Lilly and Company since February 1996.
Mr. Taurel joined Eli Lilly International Corporation in 1971 and, after a series of marketing assignments in Brazil, Eastern Europe and France, was appointed vice president of Eli Lilly European operations in 1983. In 1986, he was named president of Eli Lilly International Corporation and became executive vice president of the pharmaceutical division in 1991. In 1993, he became executive vice president of Eli Lilly and Company and president of its pharmaceutical division. Mr. Taurel is a director of Eli Lilly and Company and The McGraw Hill Companies, Inc. He also is chairman of the Board of Directors of the Pharmaceutical Research and Manufacturers of America and a member of the Board of Overseers of the Columbia University Business School and the Board of the RCA Tennis Championships. Mr. Taurel graduated from the Ecole des Hautes Etudes Commerciales, Paris, France, in 1969. He received an MBA from Columbia University in 1971.

Mr. Taurel has been a Director of ITT Industries since June 1996. He is a member of the Audit, Capital, Corporate Responsibility and Nominating and Governance Committees.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE NINE NOMINEES AS DIRECTORS OF ITT INDUSTRIES.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND BOARD COMMITTEES

There are five Standing Committees of the ITT Industries Board of Directors. The Committees' responsibilities are as follows:

THE AUDIT COMMITTEE recommends the appointment of independent auditors, confirms the scope of audits and reviews audit results and auditors' fees; examines the Company's accounting and internal control policies and procedures; reviews the Company's audited financial statements and its annual reports to shareholders; and inspects expense accounts of senior executives and officers. Only non-employee Directors may be members of the Audit Committee. There were four meetings of the Audit Committee during 1997.

THE CAPITAL COMMITTEE is responsible for maximizing the effective use of the assets of ITT Industries and its subsidiaries. This Committee reviews capital expenditures and appropriations, and reviews and approves investments in, and acquisitions and dispositions of, businesses. The Capital Committee met eight times during 1997.

THE COMPENSATION AND PERSONNEL COMMITTEE oversees the compensation and benefits of employees, evaluates management performance and establishes executive compensation. The Committee may retain consultants from nationally recognized independent compensation and benefits firms for expert advice. Only non-employee Directors may be members of the Compensation and Personnel Committee. The Committee met eight times during 1997.

THE CORPORATE RESPONSIBILITY COMMITTEE reviews and makes recommendations concerning ITT Industries' responsibilities as a leading member of the corporate community. This Committee reviews and considers major claims and litigation involving ITT Industries and its subsidiaries, examines legal, regulatory, and governmental policies as they may affect ITT Industries and its businesses, and approves management policies and programs for effecting compliance with laws and regulations, including environmental laws and regulations. During 1997, the Committee met five times.

THE NOMINATING AND GOVERNANCE COMMITTEE is responsible for evaluating the current composition and governance structure of the Board of Directors and determining future requirements so that the Board will be appropriately constituted and organized to meet its fiduciary responsibilities to the Company and the shareholders on an ongoing basis. The Committee makes recommendations concerning the qualifications, compensation and retirement age of Directors, proposes nominees for election to the Board of Directors, and establishes and administers a Board evaluation process. The Committee also makes recommendations to the Board of Directors concerning the appointment of Directors to Board Committees and the selection of Board Committee Chairmen. Only non-employee Directors may serve on the Nominating and Governance Committee. The Committee met five times during 1997.

The Committee will consider shareholder nominations for directors that meet the requirements of the Company's By-laws. A copy of the nomination requirements may be obtained from the Secretary.

During 1997, there were 9 Board meetings and 30 Committee meetings. Mr. David-Weill attended more than 70% and the other Directors attended more than 75% of the aggregate of all meetings of the Board of Directors and the Committees on which they served.

COMPENSATION OF DIRECTORS

ANNUAL RETAINER. Non-employee Directors receive an annual retainer in shares of restricted stock rather than cash. The number of restricted shares is determined by dividing the "fair market value" of a share of ITT Industries Common Stock into the amount of the annual retainer. "Fair market value" is defined as the average of the high and low sales prices per share of ITT Industries Common Stock on the date of the grant as reported on the New York Stock Exchange Composite Tape. Fractional shares are paid in cash. A total of 100,000 shares have been reserved for issuance under the Plan.

A Director's restricted shares are held in escrow until the restrictions lapse upon the earliest of (i) the fifth anniversary of the grant date; (ii) the retirement of the Director at normal retirement age; (iii) a "change of control" of the Company as defined in the Plan; (iv) death; (v) the onset of disability; or (vi) termination of a Director's Board service under certain cases of ill health, relocation, government service, or circumstances of conflicts of interest and other legal concerns as determined by outside legal counsel. A Director may vote and receive dividends on the restricted shares during the escrow period.

Effective as of the date of the 1998 Annual Meeting, the amount of the annual retainer will be increased from $30,000 to $50,000.

ATTENDANCE FEES. Non-employee Directors also are paid attendance fees of $1,000 for each Board meeting and $750 for each Committee meeting. Attendance fees are paid in cash.

DIRECTOR RETIREMENT POLICY. No person may be nominated for election or re-election as a Director after reaching age 72. Non-employee Directors do not receive pension benefits from the Company when they retire from the Board.

INSURANCE. Non-employee Directors may participate in a group life insurance plan which provides $100,000 of non-contributory group life insurance to participants. In addition, non-employee Directors are covered under a non-contributory group accidental death and dismemberment program which provides $750,000 of coverage. Both plans are available only during a Director's Board service. Directors also may purchase additional group accidental death and dismemberment benefits.

Mr. Engen, an employee of ITT Industries, is not compensated for his service as a Director.

CERTAIN TRANSACTIONS

Lazard Freres & Co. LLC, of which Mr. David-Weill is chairman and chief executive, performed various investment banking services for the Company in 1997 and may perform similar services during 1998. Funds organized by Lazard Freres & Co. LLC receive investment and management fees with respect to amounts invested by the ITT Industries Master Retirement Trust with such funds.

The Company's By-laws provide for mandatory indemnification of ITT Industries Directors and officers (including payment of their legal fees) to the fullest extent permitted by applicable law and authorize the Company to maintain insurance to protect its Directors and officers against liabilities whether or not the Company would be permitted to indemnify them from such liabilities ("Insurance"). The Company provides such Insurance for which it paid $1,123,997 million in premiums in 1997. Also as permitted by the By-laws, ITT Industries has entered into indemnification agreements with its Directors pursuant to which ITT Industries agrees to indemnify them against all expenses, liabilities or losses incurred by the Directors in their capacity as such: (i) to the fullest extent permitted by applicable law; (ii) as provided in the By-laws of ITT Industries as in effect on the date of such agreement; and (iii) in the event ITT Industries does not maintain the aforementioned insurance or comparable coverage, to the full extent provided in the applicable policies as in effect on the date of such agreement (ITT Industries' obligations described in (ii) and (iii) being subject to certain exceptions). Contractual rights under such indemnification agreements are believed to provide the Directors more protection than the By-laws, which are subject to change.

2. RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors has appointed Arthur Andersen LLP as independent auditors of ITT Industries for 1998, subject to ratification by the shareholders. If the shareholders do not ratify the appointment, the selection of other independent auditors will be considered by the Audit Committee and the Board of Directors.

Arthur Andersen LLP has served as independent auditors of the business units of ITT Industries for many years. Its long-term knowledge of the Company has enabled it to carry out its audits with effectiveness and efficiency, and representatives of the firm regularly attend meetings of the Audit Committee of the Board of Directors. In keeping with its established policy, the partners and employees of the firm who are engaged in auditing the Company are periodically rotated, thus giving ITT Industries the benefit of new expertise and experience. Arthur Andersen LLP's fees for the 1997 audit of the Company totaled approximately $2.9 million.

Representatives of Arthur Andersen LLP will attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE INDEPENDENT AUDITORS OF ITT INDUSTRIES FOR 1998.

EXECUTIVE COMPENSATION

REPORT OF THE ITT INDUSTRIES COMPENSATION AND PERSONNEL COMMITTEE

The Compensation and Personnel Committee (the "Committee") of the Board of Directors (the "Board") establishes executive compensation policies. This report discusses the application of these policies to ITT Industries' executive officers in general and the rationale for the decisions affecting the compensation as reported for 1997 of Travis Engen, Chairman, President and Chief Executive of ITT Industries. Additionally, this report discusses the elements of compensation for Mr. Engen and each of the four other most highly paid executive officers of ITT Industries for whom compensation is required to be reported. The executive compensation programs of ITT Industries are based on the compensation practices of competitor companies as well as on the performance measures and policies which focus on the continued growth of shareholder value.

Immediately following this report is a performance graph which compares the cumulative total return of ITT Industries Common Stock to the cumulative total returns of the S&P 500 Index, the S&P Industrials Index, and a composite index composed of the Dow Jones Average of the three Industry Groups which are representative of ITT Industries' businesses.

The amounts of all compensation awarded to, earned by, or paid to Travis Engen, the chief executive, and the other executive officers of ITT Industries for whom such compensation is required to be reported are set forth in the Summary Compensation Table presented herein.

ITT Industries is a global, diversified manufacturing company with approximately 58,500 employees located in over 40 countries with 1997 sales of nearly $8.8 billion and assets in excess of $6.2 billion, that must attract, motivate and retain skilled management. In establishing compensation policies and programs for 1997 and thereafter, the Committee considered compensation provided to executives of corporations similar to ITT Industries in terms of assets, sales and revenues, and earnings. These corporations consisted primarily of leading companies with sales exceeding $8.0 billion.

ITT Industries' executive compensation program has been designed to attract, reward, and retain capable and motivated executives and to provide incentives which vary depending upon the attainment of short-term performance objectives and strategic long-term performance goals. The major objective of the long-term incentive program is to provide ITT Industries executives with incentives directly linked to appreciation in shareholder value.

THE COMMITTEE'S ROLE. The Committee's role is to oversee the administration of ITT Industries' executive compensation program. It reviews proposed new or amended employee benefit plans and approves individual compensation actions for all corporate officers and senior executives. The Committee is currently composed of the three non-employee Directors named at the end of this report, none of whom is eligible to participate in any of the plans which make up ITT Industries' executive compensation program. It is the policy of the Board to periodically rotate the members and the post of chairman of the Committee to assure that fresh points of view are part of its deliberations.

The Committee has the authority to select and retain outside compensation consultants from nationally recognized independent compensation and benefits consulting firms for expert advice on any aspect of ITT Industries' executive compensation program and may request written reports or hold private meetings with such consultants in order to receive independent opinions on compensation proposals. It may also meet in executive sessions which would not be attended by any ITT Industries executives and has the authority to retain outside legal counsel to provide guidance on executive compensation matters. During 1997, the Committee sought the advice of such consulting firms and legal counsel in establishing and reviewing the compensation programs which were effective in 1997 and will continue in 1998.

THE COMPENSATION PROGRAM. The compensation program for ITT Industries executives consists of base salary, annual incentive, long-term incentives, and employee benefits, each of which is discussed below.

BASE SALARY. Salaries are set and administered to reflect the value of the job in the marketplace and individual contribution and performance. Based on a recent ITT Industries compensation survey, ITT

Industries' senior executive salaries are at competitive levels of current practice. Salaries provide a necessary element of stability in the total pay program and salary increases are based primarily on merit. The normal interval between salary reviews for all executives during 1997 was twelve months.

Mr. Engen's annual salary was $900,000 effective March 1, 1997. The Committee reviewed Mr. Engen's performance during 1997 in his position as Chief Executive of ITT Industries and, as a result of such review and a comparison of compensation for the chief executive of each of the comparator companies, authorized a merit increase of $100,000 bringing his annual base salary to $1,000,000 effective March 1, 1998.

The Committee will continue to review and assess Mr. Engen's performance, as well as that of all senior executives, and will authorize such salary actions as are appropriate, commensurate with relevant competitive data and the approved ITT Industries salary administration program. As of March 1, 1998, the annual salaries of the other named executive officers of ITT Industries were as follows: Mr. Giuliano, $433,000; Mr. Labrecque, $390,000; and Ms. Kunz, $413,000. Mr. Macher assumed his position of President and Chief Executive Officer of ITT Automotive, Inc. on June 19, 1997. His annual salary as of March 1, 1998 is $545,000.

ANNUAL INCENTIVE PLAN. For 1997, Mr. Engen and the four other highest compensated executives participated in the ITT Industries 1997 Annual Incentive Plan for Executive Officers approved by ITT Industries shareholders in 1997. This performance-based incentive plan is based on economic value added as the sole performance factor. Bonus amounts paid under the plan were based on the performance of ITT Industries during 1997 as compared to the annual performance goals established and approved by the Committee at the beginning of the 1997 performance year. Based on 1997 Company performance, payout was at 100.82% of target. The bonus award approved for Mr. Engen for 1997 performance was in strict accordance with the incentive plan described herein and is shown in the Summary Compensation Table following this report. The bonus awards for Messrs. Giuliano and Labrecque and Ms. Kunz for 1997, shown in the Summary Compensation Table following this report, were above the amount that would have been awarded under the incentive plan and are in accordance with the Committee's recommendation to more appropriately reflect their individual contributions during 1997. The amount paid in excess of the incentive plan formula was $22,331 for Mr. Giuliano; $18,099 for Mr. Labrecque; and $18,078 for Ms. Kunz. Mr. Macher's bonus award of $300,000 was paid in accordance with his employment offer.

STOCK OPTION AWARDS. Stock option awards provide long-term incentives that are directly related to the performance of ITT Industries Common Stock. Non-qualified stock options have terms of ten years and two days and closely align executives' interests with those of other shareholders. The stock option tables on page 14 provide information relating to stock options held by the individuals named in the Summary Compensation Table.

Approximately two million shares of non-qualified stock options were granted effective January 2, 1998 to approximately 600 executives under the 1994 ITT Industries Incentive Stock Plan. Grants to the named executive officers were as follows: Mr. Engen, 100,000 shares; Mr. Giuliano, 32,000 shares; Ms. Kunz, 32,000 shares; Mr. Labrecque, 32,000 shares; and Mr. Macher, 32,000 shares. For Mr. Engen and the other named executive officers, such options were granted at an option exercise price of $31.13 per share and will become exercisable upon the earlier of an appreciation in ITT Industries Common Stock price of 25% above the grant price for ten consecutive trading days or nine years from the date of grant. Mr. Macher's award was in addition to 70,000 shares granted to him on June 19, 1997 at an option exercise price of $27.38 per share in connection with his employment.

LONG-TERM INCENTIVE PLAN. The ITT Industries 1997 Long-Term Incentive Plan approved by shareholders in 1997, authorizes performance awards to be made to key employees of ITT Industries at the discretion of the Committee.

The Long-Term Incentive Plan provides that the Committee shall determine size and frequency of awards, the performance measures, performance goals and performance periods. The size of the awards is determined by the Committee to meet competitive practice. Payment, if any, of target awards generally will be made at the end of a three-year performance period and will be based on ITT Industries' performance with respect to total shareholder return as measured against the performance of the S&P Industrials as approved by the Committee. Payment, if any, of awards may be made in whole or in part, at the discretion of the Committee, in the form of cash and/or Common Stock of ITT Industries. The Long-Term Incentive Plan enables the Committee to make adjustments to awards and increase or decrease payment values based upon events or circumstances having a material impact on the overall performance of ITT Industries.

On January 2, 1998, the Committee granted target awards under the Long-Term Incentive Plan to 82 key employees, including Messrs. Engen, Giuliano, Labrecque and Macher and Ms. Kunz. The performance period with respect to the 1998 awards is three years beginning January 1, 1998. The 1998 target awards made to each of the individuals named in the Summary Compensation Table are as follows: Mr. Engen, $955,000; Mr. Giuliano, $305,600; Ms. Kunz, $305,600; Mr. Labrecque,
$305,600 and Mr. Macher $305,600. Mr. Macher also was granted a 1997 target award of $245,000 which was made in connection with his employment. Payment, if any, with respect to each award will be in accordance with the established performance measurement formula. The award amounts set forth above would be the amounts payable if the formula resulted in payment at the 100% level. The 1998 target awards are based on the Company's total shareholder return compared to the S&P Industrials, a measurement that the Committee intends to continue to use for the foreseeable future. To date, no payments have been made under the Plan.

EMPLOYEE BENEFITS. Executives also participate in ITT Industries' broad-based employee benefits program which includes a pension program, an investment and savings plan, group medical and dental coverage, group life insurance, and other benefit plans. Further details on the ITT Industries pension program are provided on pages 19-20.

Under the 1996 Deferred Compensation Plan, executives with an annual base salary of $200,000 or more may elect to defer receipt of all or a portion of their annual incentive. ITT Industries will credit interest on the deferred compensation based on the performance of benchmark investment funds made available under the plan as selected by the executive.

Although the Committee believes that ITT Industries should strive to structure its compensation program for senior executives in a manner that would permit deductibility under the Internal Revenue Code, it realizes that the overall performance of the senior executives cannot be reduced in all cases to a fixed formula, and that there may be unusual situations in which the prudent use of discretion in determining pay levels is in the best interest of ITT Industries and its shareholders. Under some circumstances the use of discretion in determining appropriate amounts of compensation may be essential. In those situations where discretion is used, compensation may not be fully deductible on ITT Industries' tax return. However, the Committee does not believe that such loss of deductibility will have any material impact on the financial condition of ITT Industries.

This report is furnished by the members of the Compensation and Personnel
Committee:

                                          Robert A. Burnett, Chairman of the
                                          Committee
                                          Curtis J. Crawford
                                          Edward C. Meyer

PERFORMANCE GRAPH

The following graph compares the cumulative total return of ITT Industries Common Stock ("ITT Industries Stock") to the cumulative total return of the S&P 500 Index, a composite index composed of the Dow Jones Average of the three Industry Groups which are representative of ITT Industries' businesses (the "Composite Index") and the S&P Industrials Index for the period December 15, 1995 through December 31, 1997, assuming an investment of $100 in each on December 15, 1995.


                                [Graph]

                                                                                      S&P[
     Measurement Period       ITT Industries      S&P 500[        Composite       Industrials
   (Fiscal Year Covered)          Stock            Index            Index            Index
15-|Dec-95                         100              100              100              100
31-|Dec-95                         107              100              100              100
30-|Jun-96                         113              110              112              111
31-|Dec-96                         112              123              121              123
30-|Jun-97                         119              148              140              148
31-|Dec-97                         146              164              151              161

1) THE COMPOSITE INDEX REPRESENTS A REVENUE-WEIGHTED COMPOSITE OF THE DOW JONES AEROSPACE & DEFENSE INDEX, THE DOW JONES AUTOMOBILE PARTS & EQUIPMENT INDEX (EXCLUDING TIRE AND RUBBER MAKERS), AND THE DOW JONES INDUSTRIAL (DIVERSIFIED) INDEX.

SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM COMPENSATION
                                                        ANNUAL COMPENSATION            ---------------------------
                                                ------------------------------------   SECURITIES
                                                                        OTHER ANNUAL   UNDERLYING     LONG-TERM       ALL OTHER
                                                                        COMPENSATION    OPTIONS     INCENTIVE PLAN   COMPENSATION
      NAME AND PRINCIPAL POSITION        YEAR   SALARY($)   BONUS($)       ($)(4)        (#)(5)     PAYOUTS($)(6)       ($)(7)
      ---------------------------        ----   ---------   --------    ------------   ----------   --------------   ------------
Travis Engen...........................  1997     882,692     907,380       2,799       120,000              --         30,894
  Chairman, President and Chief          1996     783,077     937,920          --       150,000              --         27,408
  Executive -- ITT Industries            1995     700,000     611,800      17,104       321,126       1,125,000         51,292
Louis J. Giuliano......................  1997     413,231     286,000       7,737        35,000              --         14,360
  Senior Vice President -- ITT           1996     395,769     257,928       5,278        70,000              --         13,852
  Industries &
  President and Chief Executive          1995     368,539     296,000       6,820       198,028       1,000,000         40,455
  Officer --
  ITT Defense & Electronics
Heidi Kunz(1)..........................  1997     389,885     236,000         750        35,000              --         13,646
  Senior Vice President and Chief        1996     375,000     241,808     258,195       145,000              --          5,250
  Financial Officer -- ITT Industries    1995      21,635     250,000          --            --              --             --
Richard J. Labrecque(2)................  1997     345,885     230,000         887        35,000              --         12,106
  Senior Vice President -- ITT           1996     317,000     209,567          --        60,000              --         11,096
  Industries &
  President and Chief Executive          1995     271,462     124,000       3,240        37,465         364,000         44,296
  Officer --
  ITT Fluid Technology
Frank E. Macher(3).....................  1997     278,649     300,000      74,473        70,000              --          7,215
  Senior Vice President -- ITT
  Industries &
  President and Chief Executive
  Officer -- ITT Automotive

---------------

(1) Ms. Kunz was elected to her present position effective December 19, 1995.

(2) Mr. Labrecque was elected to his present position effective March 1, 1996.

(3) Mr. Macher was elected to his present position effective June 19, 1997.

(4) Amounts shown in this column for Messrs. Engen, Giuliano and Labrecque, and Ms. Kunz are tax reimbursement allowances which are intended to offset the inclusion in taxable income of the value of certain benefits. The amounts included for Ms. Kunz reflect tax reimbursement allowances of $108,195 related to reimbursed relocation expense and $150,000 pursuant to her offer of employment. The amounts included for Mr. Macher reflect tax reimbursement allowances of $60,398 related to reimbursed relocation expense.

(5) The named executive officers do not hold any stock appreciation rights in connection with the options shown. Mr. Macher's stock options were pursuant to his offer of employment.

(6) All amounts shown in this column represent payments made in January 1996 with respect to the Long-Term Performance Plan of ITT Industries' corporate predecessor.

(7) All amounts shown in this column for Messrs. Engen, Giuliano, Labrecque, and Macher, and Ms. Kunz are company contributions under the ITT Industries Investment and Savings Plan for Salaried Employees and the ITT Industries Excess Savings Plan, which are defined contribution plans. ITT Industries makes a matching contribution in an amount equal to 50% of an employee's contribution, such matching contribution not to exceed three percent (3%) of such employee's salary. Under these plans, ITT Industries also makes a non-matching contribution equal to one-half of one percent ( 1/2 of 1%) of an employee's salary. The amounts shown for 1995 also include two allocations from the ESOP feature under the Plans: a 1995 annual excess ESOP allocation and a special excess ESOP allocation which resulted from the 1995 termination of the ESOP. These were non-recurring allocations as the ESOP has been terminated.

OPTION GRANTS TO ITT INDUSTRIES EXECUTIVE OFFICERS IN LAST FISCAL YEAR

The following table provides information on fiscal year 1997 grants of options to the named ITT Industries executive officers. The options for Messrs. Engen, Giuliano, and Labrecque and Ms. Kunz were granted on March 10, 1997, and Mr. Macher's options were granted June 19, 1997 in connection with his offer of employment. All such options become exercisable upon the earlier of (a) a 25% increase over the option exercise price for ten consecutive trading days or (b) nine years after the date of grant. During 1997, the price threshold condition was met for the options granted to Messrs. Engen, Giuliano and Labrecque and Ms. Kunz and those options are exercisable in full.

                                              INDIVIDUAL GRANTS                     POTENTIAL REALIZABLE
                              -------------------------------------------------       VALUE AT ASSUMED
                              NUMBER OF     % OF TOTAL                              RATES OF STOCK PRICE
                              SECURITIES     OPTIONS                                  APPRECIATION FOR
                              UNDERLYING    GRANTED TO                                 OPTION TERM(1)
                               OPTIONS     EMPLOYEES IN   EXERCISE   EXPIRATION   ------------------------
            NAME               GRANTED#        1997        PRICE        DATE          5%           10%
            ----              ----------   ------------   --------   ----------       --           ---
Travis Engen................   120,000         5.1%        $24.88    3-12-2007    $1,878,000    $4,758,000
Louis J. Giuliano...........    35,000         1.5%        $24.88    3-12-2007    $  547,750    $1,387,750
Heidi Kunz..................    35,000         1.5%        $24.88    3-12-2007    $  547,750    $1,387,750
Richard J. Labrecque........    35,000         1.5%        $24.88    3-12-2007    $  547,750    $1,387,750
Frank E. Macher.............    70,000         3.0%        $27.38    6-21-2007    $1,205,400    $3,054,800

---------------

(1) At the end of the term for the options granted on March 10, 1997, the projected price of a share of ITT Industries Common Stock would be $40.53 and $64.53 at assumed annual appreciation rates of 5% and 10%, respectively. The projected price of the options granted to Mr. Macher on June 19, 1997 would be $44.60 and $71.02 at assumed annual appreciation rates of 5% and 10%, respectively.

AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

The following table provides information on option exercises in 1997 by the named executive officers of ITT Industries and the value of each such executive officer's unexercised options to acquire ITT Industries Common Stock at December 31, 1997. The closing price of ITT Industries Common Stock on December 31, 1997 was $31.38 per share.

                                                           NUMBER OF SECURITIES
                                                          UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED,
                                                                OPTIONS AT             IN-THE-MONEY OPTIONS HELD
                              SHARES                          FISCAL YEAR-END          AT FISCAL YEAR-END($)(1)
                           ACQUIRED ON       VALUE      ---------------------------   ---------------------------
          NAME             EXERCISE(#)    REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          ----             -----------    -----------   -----------   -------------   -----------   -------------
Travis Engen.............     87,758       1,853,563     1,826,686            --       28,832,361       --
Louis J. Giuliano........     39,006         850,565       772,456            --       10,579,411       --
Heidi Kunz...............     --              --           180,000            --        1,247,500       --
Richard J. Labrecque.....     --              --           160,117        12,489        1,493,547       138,128
Frank E. Macher..........     --              --            --            70,000          --            280,000

---------------

(1) Based on the New York Stock Exchange consolidated trading closing price of ITT Industries Common Stock on December 31, 1997 of $31.38 per share.

LONG-TERM INCENTIVE PLAN

The following table provides information with respect to initial target awards made under the Plan to each of the named ITT Industries executive officers during 1997. Because 1997 was the initial phase-in of the Plan, each participant's total award was divided into two separate, equal parts: one part with a two-year performance period and one part with a three-year performance period. The value of the target awards will be determined based on the Company's total shareholder return performance measured against the S&P Industrials. Payment, if any, will be made following the completion of the respective performance period.

             LONG-TERM INCENTIVE PLAN -- AWARDS IN LAST FISCAL YEAR

                                                                       ESTIMATED FUTURE PAYOUTS
                           NUMBER OF          PERFORMANCE OR       UNDER NON-STOCK PRICE-BASED PLANS
                         SHARES, UNITS      OTHER PERIOD UNTIL    -----------------------------------
                           OR OTHER           MATURATION OR       THRESHOLD     TARGET       MAXIMUM
        NAME           RIGHTS AWARDED(#)          PAYOUT             ($)          ($)          ($)
        ----           -----------------    ------------------    ---------    ---------    ---------
Travis Engen.........         --            1/1/97 - 12/31/98     $210,000     $420,000     $840,000
                              --            1/1/97 - 12/31/99     $210,000     $420,000     $840,000
Louis J. Giuliano....         --            1/1/97 - 12/31/98     $ 61,250     $122,500     $245,000
                              --            1/1/97 - 12/31/99     $ 61,250     $122,500     $245,000
Heidi Kunz...........         --            1/1/97 - 12/31/98     $ 61,250     $122,500     $245,000
                              --            1/1/97 - 12/31/99     $ 61,250     $122,500     $245,000
Richard J.
  Labrecque..........         --            1/1/97 - 12/31/98     $ 61,250     $122,500     $245,000
                              --            1/1/97 - 12/31/99     $ 61,250     $122,500     $245,000
Frank E. Macher......         --            1/1/97 - 12/31/98     $ 61,250     $122,500     $245,000
                              --            1/1/97 - 12/31/99     $ 61,250     $122,500     $245,000

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table shows, as of January 31, 1998, the beneficial ownership of ITT Industries Common Stock by each Director and Nominee and by each of the Executive Officers of ITT Industries named in the Summary Compensation Table, and by the Directors and Executive Officers of ITT Industries as a group(21):

                                                            AMOUNT AND NATURE OF
                                                                 BENEFICIAL
                 NAME OF BENEFICIAL OWNER                       OWNERSHIP(1)       PERCENT OF CLASS(2)
                 ------------------------                   --------------------   -------------------
Rand V. Araskog...........................................         378,555                   --
Robert A. Burnett.........................................           5,173                   --
Curtis J. Crawford........................................           2,690                   --
Michel David-Weill........................................           3,844                   --
Travis Engen..............................................       1,954,348(3)               1.6
S. Parker Gilbert.........................................           7,844                   --
Christina A. Gold.........................................           1,068                   --
Edward C. Meyer...........................................           5,344                   --
Sidney Taurel.............................................           4,224                   --
Louis J. Giuliano.........................................         777,420                   --
Heidi Kunz................................................         180,472                   --
Richard J. Labrecque......................................         160,117                   --
Frank E. Macher...........................................             169                   --
All Directors and Executive Officers as a Group (21)......       4,110,317                  3.5

---------------
(1) All shares are owned directly except as hereinafter otherwise indicated. Pursuant to regulations of the Securities and Exchange Commission, shares
    (i) receivable by directors and executive officers upon exercise of employee stock options exercisable within 60 days after January 31, 1998, (ii) allocated to the accounts of executive officers under the ITT Industries Investment and Savings Plan for Salaried Employees at January 31, 1998, and
    (iii) acquired by directors and executive officers under the ITT Industries Dividend Reinvestment and Common Stock Purchase Plan through January 31, 1998, are deemed to be beneficially owned by such directors and executive officers at said date. Of the number of shares shown above, (i) the following represent shares that may be acquired upon exercise of employee stock options for the accounts of: Mr. Engen, 1,826,686 shares; Mr. Giuliano, 772,456 shares; Ms. Kunz, 180,000 shares; Mr. Labrecque, 160,117 shares; and all directors and executive officers as a group, 3,508,951 shares; (ii) the following amounts were allocated under the ITT Industries Investment and Savings Plan for Salaried Employees to the accounts of: Mr. Engen, 1,826 shares; Mr. Giuliano, 1,446 shares; Ms. Kunz, 472 shares; Mr. Macher, 169 shares; and all executive officers as a group, 53,084 shares; and (iii) the following amounts were acquired under the ITT Industries Dividend Reinvestment and Common Stock Purchase Plan for the accounts of:
    Mr. Araskog, 64 shares; Mr. Burnett, 329 shares; Mr. Crawford, 58 shares; Mr. Giuliano, 118 shares; and all directors and executive officers as a group, 3,276 shares.

(2) Share ownership does not exceed one percent of the class so owned unless otherwise indicated.

(3) 100 of these shares are held jointly by Mr. Engen's wife.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table lists all holders known by ITT Industries to own beneficially as of March 1, 1998 more than five percent of ITT Industries' outstanding Common Stock:

                      NAME AND ADDRESS                        AMOUNT AND NATURE OF       PERCENT OF
                    OF BENEFICIAL OWNER                       BENEFICIAL OWNERSHIP         CLASS
                    -------------------                       --------------------       ----------
Vanguard/Windsor Funds, Inc. - Windsor II
  P.O. Box 2600
  Valley Forge, PA 19482-2600...............................        8,282,100(1)           6.99

Barrow, Hanley, Mewhinney & Strauss, Inc.
  One McKinney Plaza
  3232 McKinney Avenue, 15th Floor
  Dallas, TX 75204-2429.....................................        9,664,800(2)            8.2

Trimark Financial Corporation
  One First Canadian Place
  Suite 5600, P.O. Box 487
  Toronto, Ontario M5X 1E5..................................       11,206,600(3)            9.5

---------------
(1) As reported on a Schedule 13G dated February 9, 1998, filed with the Securities and Exchange Commission, Vanguard/Windsor Funds, Inc. - Windsor II has sole voting power with respect to 8,282,100 shares and shared dispositive power with respect to 8,282,100 shares. These shares are included in the 9,664,800 shares reported below for Barrow, Hanley, Mewhinney & Strauss, Inc.

(2) As reported on a Schedule 13G dated February 12, 1998, filed with the Securities and Exchange Commission, Barrow, Hanley, Mewhinney & Strauss, Inc. has sole voting power with respect to 612,200 shares, shared voting power with respect to 9,052,600 shares and sole dispositive power with respect to 9,664,800 shares. These shares include the 8,282,100 shares reported above for Vanguard/Windsor Funds, Inc. - Windsor II.

(3) As reported on a Schedule 13G dated February 11, 1998, filed with the Securities and Exchange Commission, Trimark Financial Corporation has sole voting power with respect to 11,206,600 shares and sole dispositive power with respect to 11,206,600 shares.

EMPLOYMENT AGREEMENT AND BENEFIT PROGRAMS

EMPLOYMENT AGREEMENT. ITT Industries has an employment agreement with Mr. Engen (the "Employment Agreement") which provides for, among other things: a base salary in an amount not less than $700,000 per annum, participation in the ITT Industries benefits plans and possible awards under the ITT Industries executive incentive bonus program; the continuation of Mr. Engen's employment as chairman and chief executive of ITT Industries through December 31, 1999; and certain payments and benefits in the event of termination without cause, such that Mr. Engen would receive, in equal monthly installments, salary and a decreasing percentage of the average bonus he received with respect to the three calendar years immediately preceding such event. Payments would continue until the earlier of the termination of the Employment Agreement or certain events of disqualifying conduct. At ITT Industries' discretion, Mr. Engen could be paid the balance remaining of such aggregate amount in a lump sum payment if Mr. Engen accepts other full-time employment. As long as Mr. Engen continues to be paid a salary as described above, he would be eligible to participate in certain ITT Industries benefit plans and to exercise outstanding stock options. In lieu of the payments and benefits referred to above, if Mr. Engen were entitled to receive a termination allowance under any ITT Industries severance plan or termination allowance plan which exceeds the amount of base salary remaining under the Employment Agreement, Mr. Engen would receive such termination allowance amount. An amendment to Mr. Engen's Employment Agreement provides severance benefits of substantially the same nature and at the highest levels described under the "Special Senior Executive Severance Pay Plan" below. Such benefits become payable under certain circumstances of termination of employment within two years of the occurrence of an Acceleration Event as defined in "Change of Control Arrangements" below.

SEVERANCE PAY PLAN. The ITT Industries Senior Executive Severance Pay Plan applies to senior executives who are U.S. citizens or who are employed in the United States. Under the plan, if a participant's employment is terminated by ITT Industries, other than for cause or as a result of other occurrences specified in the plan, the participant is entitled to severance pay in an amount up to 24 months of base salary depending upon his or her length of service. In no event shall such severance pay exceed the amount of base salary for the number of months remaining between the termination of employment and the participant's normal retirement date or two times the participant's total annual compensation during the year immediately preceding such termination. The plan includes offset provisions for other compensation from ITT Industries and requirements on the part of executives with respect to non-competition and compliance with the ITT Industries Code of Corporate Conduct. Under the plan, severance payments would ordinarily be made monthly over the scheduled term of such payments; however, ITT Industries has the option to make such payments in the form of a single lump sum payment discounted to present value. Messrs. Giuliano, Labrecque, and Macher, and Ms. Kunz participate in this plan.

SPECIAL SENIOR EXECUTIVE SEVERANCE PAY PLAN. The ITT Industries Special Senior Executive Severance Pay Plan applies to senior executives and provides for severance benefits for covered executives whose employment is terminated under conditions specified in the plan within two years after the occurrence of an Acceleration Event as defined in the "Change of Control Arrangements" below. The plan provides two levels of benefits for covered executives based on their position within the Company.

Under the plan, if any of the highest level of covered executives, including Messrs. Giuliano, Labrecque, and Macher and Ms. Kunz but excluding Mr. Engen, is terminated under certain circumstances within two years of the occurrence of an Acceleration Event, such executive is entitled to receive severance benefits based on three times his or her highest annual base salary rate at any time during the three-year period immediately preceding such termination of employment and three times his or her highest bonus paid or awarded with respect to the three years preceding an Acceleration Event. The plan also provides for the continuation of certain health and life insurance benefits and perquisites, at the same coverage and levels, for a three-year period following the covered executive's termination of employment as was provided to the covered executive immediately prior to such termination of employment. The plan also provides for payment to each covered executive of a lump sum which is equal to the difference between the total lump sum value of the covered executive's pension benefits under the Company's pension plans and the total lump sum value of the covered executive's pension benefit under the pension plans after granting an additional three years of age and eligibility and benefit service using the highest annual base salary rate and bonus as determined under the plan. Each covered executive shall also be credited with an additional three years of eligibility service under the Company's retiree health and retiree life insurance benefits. Payment representing three years of company contributions with respect to the ITT Industries Investment and Savings Plan for Salaried Employees and/or the ITT Industries Excess Savings Plan will be made to each covered executive based on the salary rate determined under the plan. The plan provides benefits for other levels of covered executives at somewhat lesser amounts. The plan also includes tax gross-up of certain payments under the plan.

CHANGE OF CONTROL ARRANGEMENTS. Acceleration of the exercisability of payment or vesting of awards or benefits is provided for under the Employment Agreement with Mr. Engen, the ITT Industries 1986 Incentive Stock Plan, the 1994 ITT Industries Incentive Stock Plan, the ITT Industries 1997 Annual Incentive Plan for Executive Officers, the ITT Industries 1997 Annual Incentive Plan, the ITT Industries 1997 Long-Term Incentive Plan, the ITT Industries Special Senior Executive Severance Pay Plan, the ITT Industries Deferred Compensation Plan, the ITT Industries Excess Saving Plan, and the retirement excess benefit plans upon the occurrence of a change in corporate control, which is generally defined as the occurrence of any of the following Acceleration Events: (i) a report on
Schedule 13D shall be filed with the Securities and Exchange Commission pursuant to Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act") disclosing that any person (within the meaning of Section 13(d) of the Exchange
Act), other than ITT Industries or a subsidiary of ITT Industries or any employee benefit plan sponsored by ITT Industries or a subsidiary of ITT Industries, is the beneficial owner directly or indirectly of 20% or more of the outstanding ITT Industries Common Stock; (ii) any person (within the meaning of Section 13(d) of the Exchange Act), other than ITT Industries or a subsidiary of ITT Industries or any employee benefit plan sponsored by ITT Industries or a subsidiary of ITT Industries, shall purchase shares pursuant to a tender offer or exchange offer to acquire any ITT Industries Common Stock (or securities convertible into such Common Stock) for cash, securities or any other consideration, provided that after consummation of the offer, the person in question is the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act) directly or indirectly of 15% or more of the outstanding ITT Industries Common Stock (calculated as provided in paragraph
(d) of Rule 13d-3 under the Exchange Act in the case of rights to acquire Common Stock); (iii) the shareholders of ITT Industries shall approve (A) any consolidation or merger of ITT Industries in which ITT Industries is not the continuing or surviving corporation or pursuant to which shares of ITT Industries Common Stock would be converted into cash, securities or other property, other than a merger of ITT Industries in which holders of ITT Industries Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger as immediately before or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of ITT Industries; or (iv) there shall have been a change in a majority of the members of the Board of Directors of ITT Industries within a 12-month period unless the election or nomination for election by ITT Industries shareholders of each new director during such 12-month period was approved by the vote of two-thirds of the directors then still in office who were directors at the beginning of such 12-month period.

ITT INDUSTRIES SALARIED RETIREMENT PLAN. Most of the U.S. Salaried employees of ITT Industries participate in the ITT Industries Salaried Retirement Plan (the "Retirement Plan"). A participant's annual pension will equal two percent of the participant's average final compensation for each of the first 25 years of benefit service, plus one and one-half percent of a participant's average final compensation for each of the next 15 years of benefit service, reduced by one and one-quarter percent of the participant's primary Social Security benefit for each year of benefit service to a maximum of 40 years; provided that no more than one-half of the participant's primary Social Security benefit is used for such reduction. A participant's average final compensation (including salary plus approved bonus payments) is defined under the Retirement Plan as the total of (i) a participant's average annual base salary for the five calendar years of the last 120 consecutive calendar months of eligibility service affording the highest such average plus (ii) a participant's average annual compensation not including base salary for the five calendar years of the participant's last 120 consecutive calendar months of eligibility service affording the highest such average. The Retirement Plan also provides for undiscounted early retirement pensions for participants who retire at or after age 60 following completion of 15 years of eligibility service. A participant will be vested in benefits accrued under the Retirement Plan upon completion of five years of eligibility service.

Applicable Federal legislation limits the amount of benefits that can be paid and compensation which may be recognized under a tax-qualified retirement plan. ITT Industries maintains non-qualified unfunded retirement plans (the "ITT Industries Excess Pension Plans") for payment of those benefits at retirement that cannot be paid from the Retirement Plan. The practical effect of the ITT Industries Excess Pension Plans is to continue calculation of retirement benefits to all employees on a uniform basis. Benefits under the ITT Industries Excess Pension Plans are generally paid directly by ITT Industries. ITT Industries also has adopted an excess plan trust under which excess benefits accrued under the ITT Industries Excess Pension Plan for certain officers of ITT Industries will be funded. A senior executive may indicate a preference, subject to certain conditions, to receive any excess benefit in the form of a single discounted lump sum payment. Any "excess" benefit accrued to any employee covered by the ITT Industries Excess Pension Plans will be immediately payable in the form of a single discounted lump sum payment upon the occurrence of a change in corporate control (as defined in the ITT Industries Excess Pension Plans).

Based on various assumptions as to remuneration and years of service, before Social Security reductions, the table on the following page illustrates the estimated benefits payable at retirement at age 65.

PENSION PLAN TABLE

                                    YEARS OF SERVICE
AVERAGE FINAL   --------------------------------------------------------
COMPENSATION       10         15         20          30           40
-------------      --         --         --          --           --
 $  400,000     $ 80,000   $120,000   $160,000   $  230,000   $  290,000
    600,000      120,000    180,000    240,000      345,000      435,000
    800,000      160,000    240,000    320,000      460,000      580,000
  1,000,000      200,000    300,000    400,000      575,000      725,000
  1,200,000      240,000    360,000    480,000      690,000      870,000
  1,400,000      280,000    420,000    560,000      805,000    1,015,000
  1,600,000      320,000    480,000    640,000      920,000    1,160,000
  1,800,000      360,000    540,000    720,000    1,035,000    1,305,000
  2,000,000      400,000    600,000    800,000    1,150,000    1,450,000
  2,200,000      440,000    660,000    880,000    1,265,000    1,595,000

The amounts shown under "Salary" and "Bonus" opposite the names of the individuals in the Summary Compensation Table comprise their compensation which is used for purposes of determining "average final compensation" under the ITT Industries Salaried Retirement Plan and the ITT Industries Excess Pension Plans. Their respective covered years of benefit service through December 31, 1997 are as follows: Mr. Engen, 12.73 years; Mr. Giuliano, 9.50 years; Ms. Kunz, 2.06 years; Mr. Labrecque, 15.70 years; and Mr. Macher, 0.53 years.

DEADLINE FOR SUBMITTING SHAREHOLDER PROPOSALS

Shareholder proposals intended for inclusion in the proxy materials related to the 1999 Annual Meeting must be received by ITT Industries at its executive offices no later than November 27, 1998. Proposals should be addressed to the attention of the Secretary of ITT Industries.

SOLICITATION OF PROXIES

The cost of this solicitation will be borne by ITT Industries. Georgeson & Co., New York, New York, has been retained to assist in the solicitation of proxies for a fee of $12,500 plus expenses. ITT Industries also will reimburse brokers, nominees, custodians and fiduciaries for their expenses for sending proxy materials to the beneficial owners of ITT Industries Common Stock. In addition to solicitation by mail, proxies may be solicited in person or by telephone, facsimile transmission or other means of electronic communication by directors, officers, and other regular employees of ITT Industries.

                                          By Order of the Board of Directors.

                                          /s/ Gwenn L. Carr

                                          GWENN L. CARR
                                          Vice President and Secretary


                                          March 27, 1998

                             DETACH PROXY CARD HERE

                              ITT INDUSTRIES, INC.
                              4 WEST RED OAK LANE
                             WHITE PLAINS, NY 10604

                                     PROXY

       PROXY SOLICITED BY THE BOARD OF DIRECTORS OF ITT INDUSTRIES, INC.
                  FOR THE 1998 ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints Robert W. Beicke, Gwenn L. Carr and Vincent A. Maffeo, and each of them, as proxy of the undersigned, each with power to appoint his or her substitute, and authorizes each of them to vote all shares of ITT Industries Common Stock, including all shares held in the ITT Industries Dividend Reinvestment and Common Stock Purchase Plan which the undersigned could vote if personally present at the 1998 Annual Meeting of Shareholders of ITT Industries to be held on May 14, 1998 and at any adjournment thereof, as designated on the reverse side of this proxy and confers discretionary authority upon each such proxy to vote upon any other matter properly brought before the 1998 Annual Meeting.

THE SHARES REPRESENTED BY THIS PROXY ARE TO BE VOTED AS DESIGNATED ON THE REVERSE SIDE OF THIS PROXY. IF NO DESIGNATION IS MADE, THE PROXY IS TO BE VOTED FOR ITEMS 1 AND 2. DISCRETIONARY AUTHORITY IS CONFERRED UPON EACH PROXY TO VOTE UPON ANY OTHER MATTER WHICH MAY PROPERLY BE BROUGHT BEFORE THE MEETING.

SEE REVERSE SIDE


                                             ITT INDUSTRIES
                                             P.O. BOX 11005
                                             NEW YORK, N.Y. 10203-0005

                              ITT INDUSTRIES, INC.
                              4 WEST RED OAK LANE
                             WHITE PLAINS, NY 10604

Dear Shareholder:

The 1998 Annual Meeting of ITT Industries, Inc. will be held at 10:30 a.m. on Thursday, May 14, 1998 in Reid Hall at Manhattanville College, 2900 Purchase Street Purchase, New York. Shareholders of record at the close of business on March 16, 1998 will be entitled to vote at the meeting and any adjournment thereof.

Shareholders of record who plan to attend the Annual Meeting in person may request an admission card by marking the box below. Shareholders who hold their share beneficially through bank or brokerage accounts should bring with them proof of their ownership if they wish to attend the meeting.

Your vote is important! Whether or not you plan to attend the meeting, be sure that your shares are represented by promptly completing, signing, dating and returning the proxy card below.

                                        Very truly yours,


                                        Travis Engen
                                        Chairman, President and
                                        Chief Executive




                          -- DETACH PROXY CARD HERE --

DIRECTORS RECOMMEND A VOTE FOR ITEMS 1 AND 2
1. Election of Directors      FOR all nominees    WITHHOLD AUTHORITY to vote         *EXCEPTIONS
                              listed below        for all nominees listed below

Nominees: Travis Engen, Rand V. Araskog, Robert A. Burnett, Curtis J. Crawford, Michel David-Weill, S. Parker Gilbert, Christine A. Gold, Edward C. Meyer, and Sidney Taurel.

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

*Exceptions
           ---------------------------------------------------------------------

2. Ratification of auditors                         FOR       AGAINST        ABSTAIN
                                                    [ ]         [ ]            [ ]



                                              Mark this box to request      Change of Address and
                                              an admission card for         or Comments Mark Here  [ ]
                                              the meeting              [ ]

                                                                     Note: Please add your title if you are signing as attorney, administrator, executor, guardian,, trustee or in any other representative capacity.


                                                                     Date:                                                  1998
                                                                          --------------------------------------------------


                                                                     -----------------------------------------------------------
                                                                                           Signature

                                                                                               VOTES MUST BE INDICATED       X
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.            (X) IN BLACK OR BLUE INK.